Exhibit (a)(1)(G)

DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

Do not send this form to the IRS. See separate instructions on the back cover of this form.

Read this form together with the Offer to Purchase and Letter of Transmittal accompanying this form.

PAYER'S NAME: VStock Transfer LLC, as Depositary

Who may use this form and why?

Holders of Shares who wish to tender their Shares pursuant to the Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) may use this form if they tender their Shares in the Offer to the Depositary and they are either:

☐	Non-Israeli Residents: If (i) you are NOT a “resident of Israel” (as defined under Section 1 of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”) (See Instruction II)) for purposes of the Ordinance, or (ii) you are a corporation that is NOT a “resident of Israel”, and Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance (See Instruction III)) of you, nor are Israeli residents the beneficiaries of, or are entitled to, 25.0% or more of your revenues or profits, whether directly or indirectly; then you may be eligible for a full exemption from Israeli withholding tax with respect to the gross proceeds payable to you (if any) pursuant to the Offer. By completing this form in a manner that would substantiate your eligibility for such exemption, you will allow the Purchaser, the Depositary, your broker or any other withholding agent, or their authorized representatives to exempt you from such Israeli withholding tax; or

☐	A Bank, Broker or Financial Institution Resident in Israel: If you are a bank, broker or financial institution resident in Israel that (1) is holding the Shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders), and (2) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by you to your beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer (an “Eligible Israeli Broker”), you may be eligible for a full exemption from Israeli withholding tax with respect to the cash payment transmitted to you. By completing this form in a manner that would substantiate your eligibility for such exemption, you will allow the Purchaser, the Depositary, your broker or withholding agent, or their authorized representatives, to exempt you from such Israeli withholding tax. Consequently, even though the Depositary will not deduct any Israeli withholding tax from you, pursuant to the provisions of the Ordinance and regulations promulgated thereunder, to which you are subject, you may be required to withhold Israeli tax, as applicable, from the cash payment (if any) made by you to your beneficial shareholder(s). NOTE: AN ELIGIBLE ISRAELI BROKER MAY COMPLETE THIS FORM IF IT IS HOLDING THE SHARES SOLELY ON BEHALF OF HIS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

THIS FORM IS NOT INTENDED FOR YOUR USE IF YOU ARE A “RESIDENT OF ISRAEL” (OTHER THAN A BANK, BROKER OR FINANCIAL INSTITUTION RESIDENT IN ISRAEL).

PLEASE NOTE THAT IF YOU PROVIDE A DECLARATION FORM, YOU ALSO CONSENT TO THE PROVISION OF YOUR DECLARATION FORM TO THE PURCHASER AND/OR THE DEPOSITARY AND TO THE ISRAELI TAX AUTHORITY (THE “ITA”), IN CASE THE ITA SO REQUESTS, FOR PURPOSES OF AUDIT OR OTHERWISE.

To whom should you deliver this form?

If you wish to submit this form and (1) you hold your Shares directly, i.e., you are a registered holder, complete and sign this form and mail or deliver it to the Depositary (together with the Letter of Transmittal by which you tender your Shares) at one of its addresses set forth below, or (2) you hold your Shares through a broker, dealer, commercial bank, financial institution, trust company or other nominee (a “Broker”), complete and sign this form and mail or deliver it (together with the instruction letter by which you tender your Shares) to such Broker.

Exhibit a(1)(G) - 1

Until when should I deliver this form?

As described above, this form should be delivered together with the Letter of Transmittal or instruction letter by which you tender your Shares prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the on the Initial Completion Date or Final Expiration Date (as defined in Section 1 of the Offer to Purchase), as applicable.

You are urged to consult your own tax advisors to determine the particular tax consequences to you should you tender your Shares in the Offer, including, without limitation, the effect of any state, local or foreign income and any other tax laws and whether or not you should use this form.

PART I	Identification and details of Shareholder (including Eligible Israeli Brokers) (see instructions)

1. Name:	2. Type of Shareholder (more than one box may be applicable):
(please print full name)	☐ Corporation (or Limited Liability Company) ☐ Individual ☐ Trust ☐ Partnership ☐ Other: _________________	☐ Bank ☐ Broker ☐ Financial Institution
3. For individuals only:	4. For all other Shareholders:
Date of birth: ______/_____/______ month / day / year	Country of incorporation or organization:
Country of residence:	Registration number of corporation (if applicable):
Countries of citizenship (name all citizenships):
Taxpayer Identification or Social Security No. (if applicable):	Country of residence:
5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):
6. Mailing Address (if different from above):	7. Contact Details: Name:______________ Capacity:_______________ Telephone Number (country code, area code and number): _______________________________________________

8. I hold the Shares of ____________ (mark X in the appropriate place):

☐    directly, as a Registered Holder

☐    through a Broker.  If you marked this box, please state the name of your Broker:  _________________

9. ☐ I am the beneficial owner (directly or indirectly) of less than 5% of the outstanding Shares.

Exhibit a(1)(G) - 2

PART II	Declaration by Non-Israeli Residents (see instructions), Eligible Israeli Brokers should not complete this Part II
A. To be completed only by Individuals. I hereby declare that: (if the statement is correct, mark X in the following box)

A.1 ☐  I am NOT a “resident of Israel”, which means, among other things, that:

• The State of Israel is not my permanent place of residence,

• The State of Israel is neither my place of residence nor that of my family,

• My ordinary or permanent place of activity is NOT in the State of Israel and I do NOT have a permanent establishment in the State of Israel,

• I do NOT engage in an occupation in the State of Israel,

• I do NOT own a business or part of a business in the State of Israel,

• I am NOT insured by the Israeli National Insurance Institution,

• I was NOT present (nor am I planning to be present) in Israel for 183 days or more during this tax year,

• I was NOT present (nor am I planning to be present) in Israel for 30 days or more during this tax year, and the total period of my presence in Israel during this tax year and the two previous tax years is less than 425 days in total;

A.2 ☐  I acquired the Shares on or after the initial public offering of Metalink Ltd..

A.3 ☐  I am the beneficial owner (directly or indirectly) of less than 5% of the outstanding Shares.

B. To be completed by Corporations (except Partnerships and Trusts). I hereby declare that: (if correct, mark X in the following box)

B.1 ☐   The corporation is NOT a “resident of Israel”, which means, among other things, that:

• The corporation is NOT registered with the Registrar of Companies in Israel,

• The corporation is NOT registered with the Registrar of "Amutot" (non-profit organizations) in Israel,

• The control of the corporation is NOT located in Israel,

• The management of the corporation is NOT located in Israel,

• The corporation does NOT have a permanent establishment in Israel, and

• No Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or more of any “means of control” in the corporation as specified below:

o  The right to participate in profits;

o  The right to appoint a director;

o  The right to vote;

o  The right to share in the assets of the corporation at the time of its liquidation; and

o  The right to direct the manner of exercising one of the rights specified above;

B.2 ☐  The corporation acquired the Shares on or after the initial public offering of Metalink Ltd.

B.3 ☐   The corporation is the beneficial owner (directly or indirectly) of less than 5% of the outstanding Shares.

C. To be completed by Partnerships. I hereby declare that: (if correct, mark X in the following box)

C.1 ☐  The partnership is NOT an Israeli resident which means, among other things, that:

• The partnership is NOT registered with the Registrar of Partnerships in Israel,

• The control of the partnership is NOT located in Israel,

• The management of the partnership is NOT located in Israel,

• The partnership does NOT have a permanent establishment in Israel,

• NO Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25.0% or  more of any  right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership, and

• NO partner in the partnership is an Israeli resident;

C.2 ☐ The partnership acquired the Shares on or after the initial public offering of Metalink Ltd.

C.3 ☐ The partnership is the beneficial owner (directly or indirectly) of less than 5% of the outstanding Shares.

D. To be completed by Trusts. I hereby declare that: (if correct, mark X in the following box)

D.1 ☐  The trust is NOT an Israeli resident, and:

•All settlors of the trust are NOT Israeli residents,

• All beneficiaries of the trust are NOT Israeli residents, and

D.2 ☐  The trust acquired the Shares on or after the initial public offering of Metalink Ltd..

Exhibit a(1)(G) - 3

PART III	Declaration by Israeli Bank, Broker or Financial Institution (see instructions), Non-Israeli Residents should not complete this Part III

I hereby declare that: (if correct, mark X in the following box)

 ☐I am a bank, broker or financial institution that is a “resident of Israel” within the meaning of that term in Section 1 of the Ordinance (See Instruction II), I am holding the Shares solely on behalf of beneficial shareholder(s) and I am subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by me to such beneficial shareholder(s) with respect to Shares in connection with the company liquidation.

PART IV	Certification. By signing this form, I also declare that:

• I understood this form and completed it correctly and pursuant to the instructions.

• I provided accurate, full and complete details in this form.

• I am aware that providing false details constitutes criminal offense.

• I am aware that this form may be provided to the Israeli Tax Authority, in case the Israeli Tax Authority so requests, for purposes of audit or otherwise.

_____________________________________	_____________________________________	_____________________________________
Signature of Shareholder (or individual authorized to sign on your behalf)	Date	Capacity in which acting

Exhibit a(1)(G) - 4

INSTRUCTIONS

Forming Part of the Declaration of Status for Israeli Income Tax Purposes

I.     General Instructions. This Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or this Form, should be completed by holders of Shares who wish to tender their Shares pursuant to the Offer, and who are either: (i) NOT “residents of Israel” for purposes of the Ordinance (See Instruction II below), and if the holder of Shares is a corporation then Israeli residents are NOT “controlling shareholders” of such corporation within the meaning of Section 68A of the Ordinance (See Instruction III below), and Israeli residents are NOT the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly, or (ii) a bank, broker or financial institution that are “residents of Israel” within the meaning of that term in Section 1 of the Ordinance, holding Shares solely on behalf of beneficial shareholder(s), and are subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by them to such beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer.  Israeli residents who are NOT Eligible Israeli Brokers should not use this Form.

        Part I (Identification and details of Shareholder). You should complete Item 1, 2 and 5 through 8 and either (i) Item 3, if you are an individual, or (ii) Item 4, if you are a corporation (or limited liability company), trust, partnership or other entity.

        Part II (Declaration by Non-Israeli Shareholder). If you are NOT an Israeli resident, you should complete either Section A (for Individuals), Section B (for Corporations), Section C (for Partnerships) or Section D (for Trusts). If you do not mark a box you will be deemed to answer that the corresponding item is not correct with respect to you.

        Part III (Declaration by Israeli Bank, Broker or Financial Institution). If you are an Eligible Israeli Broker, you should complete this Item.

        Part IV (Certification). By signing this Form, you also make the statements in Part IV.

        Inadequate Space. If the space provided on this Form is inadequate, you should insert such details on a separate signed schedule and attached to this Form.

        Determination of Validity. All questions as to the validity, form or eligibility (including time of receipt) of this Form will be, subject to applicable law, determined by the Purchaser, in its sole discretion. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any Form or incur any liability for failure to give any such notification. For more details, see Section 5 of the Offer to Purchase.

        Questions and Requests for Assistance or Additional Copies. Questions and requests for assistance may be directed to the Information Agent at the address or telephone numbers set forth on the back cover. Additional copies of this Form may be obtained from the Information Agent.

        The method of delivery of this Form is at your option and risk, and the delivery will be deemed made only when actually received by your Broker or the Depositary. If delivery is by mail, registered mail with return receipt requested, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent Forms will be accepted.

Exhibit a(1)(G) - 5

II.     Definition of Resident of Israel for Israeli Tax Purposes

Section 1 of the Ordinance defines a “resident of Israel” or a “resident” as follows:

“(A) with respect to an individual - a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1)  in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

(a) place of permanent home;

(b) place of residential dwelling of the individual and the individual's immediate family;

(c) place of the individual's regular or permanent occupation or the place of his permanent employment;

(d) place of the individual's active and substantial economic interests;

(e) place of the individual's activities in organizations, associations and other institutions;

(2) the center of vital interests of an individual will be presumed to be in Israel:

(a) if the individual was present in Israel for 183 days or more in the tax year;

(b)  if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

For the purposes of this provision, “day” includes a part of a day.

(3) the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

(4) …;

(B) with respect to a body of persons - a body of persons which meets one of the following:

(1) it was incorporated in Israel;

(2) the "control and management" of its business is exercised in Israel."

III.     Definition of Controlling Shareholder for Purposes of Section 68A of the Ordinance

         Section 68A of the Ordinance defines “controlling shareholders” as follows:

        “Controlling shareholders” – shareholders that hold, directly or indirectly, alone, or together with another, or together with another Israeli resident, one or more of the means of control at a rate exceeding 25.0%.”

        Section 88 of the Ordinance defines the terms “means of control” and “together with another” as follows:

        “Means of control” – in a corporation – each of the following:

(1) the right to profits;

(2) the right to appoint a director or a chief executive officer in the company, or equivalent position holders in another corporation;

(3) a voting right in the general meeting of a company, or in an equivalent body in another corporation;

(4) the right to a portion of the remainder of the assets after settlement of liabilities, upon wind-up;

(5) the right to instruct anyone holding the rights listed in clauses (1) to (4) on the manner in which his right shall be executed;

and all, whether by virtue of shares, rights to shares or other rights, or in any other manner, including by way of voting agreements or through a trust.”

“Together with another” – together with a relative, and together with he who is not a relative and they have between them cooperation on a permanent basis under an agreement regarding material issues of a corporation, directly or indirectly;"

Exhibit a(1)(G) - 6